FOR IMMEDIATE RELEASE

YTB International Holds Historic One-day Cruise Sales Event

WOOD RIVER, IL, December 5, 2007 - YTB International, Inc. (OTCPK: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, announced today that it held a successful one-day cruise sales event in November.

During the event, YTB’s network of Referring Travel Agents (RTAs) booked more than 12,000 cruise passengers through gift certificates, individual, and group cruises. YTB’s efforts marked one of the best single sales days for cruises in the history of the industry.

“With the holidays coming up and the weather getting colder, it seemed like a perfect time to highlight cruises. Everyone starts to think about visiting a warm, sunny destination once temperatures start to drop and the snow starts falling,” stated J. Kim Sorensen, President and CEO of YTB Travel Network.  “We chose to focus on cruises because of the great level of customer satisfaction reported by passengers we have booked on ships over the years”

About YTB International

Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering over 130,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division builds online reservation systems for suppliers within the travel industry. For more information, visit http://www.ytbi.com/investor

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Media Contacts:
Greg Wilson
Levick Strategic Communications for YTB International, Inc.
Phone: 202.973.1328
Mobile: 202.210.6201
Email: gwilson@levick.com

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212-896-1250 / 212-896-1233